Exhibit 99.1

Starco Brands Announces Third Quarter 2023 Results

Reported Net Revenue of $17.7 Million and Gross Profit Margin of 47% in the Third Quarter of 2023

Reported Net Revenue of $46.3 Million and Gross Profit Margin of 47% in the First Nine Months of 2023

Continues to Project Full Year Fiscal 2023 Reported Net Revenue of $66-$77 Million and Adjusted EBITDA of $7-$9 Million

SANTA MONICA, Calif. — BUSINESS WIRE – November 14, 2023 — Starco Brands, Inc. (the “Company” or “Starco Brands”) (OTCQB: STCB), developer and acquirer of behavior-changing technologies and brands that spark excitement in the everyday, today reported financial results for its third fiscal quarter and first nine months ended September 30, 2023.

Management Comments

Starco Brands Chairman & CEO Ross Sklar said: “We are excited to issue our inaugural earnings release and share the story of our modern-day 21st-century consumer packaged goods company with the investment community. Since our company’s inception we have focused on inventing behavior changing technologies and building a platform to support these businesses at scale. We designed Starco Brands to be an active operator and holding company that leverages a shared service platform to optimize and expand our capabilities to grow online and in-store through an integrated salesforce, supply chain and R&D, while leveraging our fixed costs and infrastructure to enhance our bottom-line.”

Mr. Sklar continued, “This platform allows us to continue to expand both organically and through acquisitions. We have successfully introduced many new products over the past year and strategically acquired and integrated three companies – Art of Sport (AOS), Skylar and Soylent. All three companies met our strict M&A criteria of being a behavior-changing technology that sparks excitement in the everyday; is a product fit within our technical competency; is a sale fit through our existing distribution; has the elasticity to expand into other categories; and has a sizable, addressable market that hasn’t been reached. Since acquiring these brands, we have focused on building value by increasing brand awareness, increasing the commercialization of innovation, rebuilding the pipeline of retail revenue and stabilizing the ecommerce base. I’m incredibly proud of the milestones we’ve achieved to date with all three of these brands, as well as with our in-house Whipshots® and Winona Pure® brands and the fact that we are projecting to achieve $66 to $77 million in reported net revenue and $7 to $9 million in Adjusted EBITDA this fiscal year, which on the low end represents 746% and 159% growth, respectively. We truly are on the path to building a consumer products powerhouse.”

Year-to-Date Operating Highlights

Starco Brands

●	In June 2023, the Company increased prices throughout the portfolio, which is anticipated to generate $2 million in annual revenue growth from its existing distribution base, and reduced headcount due to synergies realized from integrating acquisitions, resulting in $1.2 million of annualized savings.

Skylar

●	In December 2022, the Company acquired Skylar, a pioneer in prestige hypoallergenic fragrances distributed online and through Sephora, Nordstrom and others. Skylar’s largest shareholder at the time of acquisition was Upfront Ventures. Skylar a tremendous brand among Millennials and has historically achieved very high gross margins, exceeding 74% in 2022.

●	In June 2023, Skylar’s Boardwalk Delight eau de parfum launched and sold out at Sephora in 10 days, becoming the brand’s most popular introduction to date. This fragrance marks Skylar’s third new fragrance in 2023, and the brand’s tenth scent offered across more than 500 Sephora retail locations and online.

●	In September 2023, the Company expanded Skylar’s most popular scents into a new category: Hair & Body Mists. The new product line launched on Sephora.com in September and rolled out to Sephora stores in October 2023.

●	In the ten months since acquiring Skylar, Starco Brands has turned Skylar into a profitable brand that adds significant revenue and synergized adjusted EBITDA to the Company. The third quarter of 2023 was the most profitable quarter in Skylar’s history, driven by new and innovative marketing and more efficiency in overall marketing spend, reduction in head count and increased revenue from Amazon and Sephora. Revenue more than doubled at Amazon and increased by over 45% at Sephora in the third quarter of 2023 compared to the prior year period.

Soylent

●	In February 2023, the Company acquired complete nutrition pioneer Soylent, maker of meal replacement drinks, high protein beverages, powders and bars. Soylent’s largest shareholders at the time of acquisition included Google Ventures, Andreessen Horwitz and The Production Board. This high-tech food play positions the Company to capitalize on the projected growth of the “better for you” supplements and the plant-based nutrition space.

●	In March 2023, the Company expanded Soylent’s distribution at Meijer to offer plant-based nutrition shakes in 260 stores.

●	In June 2023, Soylent secured Amazon’s #1 spot in the Ready-to-Drink Meal Replacement Category.

●	In July 2023, Starco Brands expanded Soylent’s retail distribution throughout Canada through a partnership with grocery wholesaler United Natural Foods, Inc. (UNFI). This expansion included Soylent’s first entry into brick-and-mortar retail at Longos, Thrifty’s and select Sobeys.

●	In July 2023, Soylent added a new flavor – Complete Protein Vanilla – to its best-selling High Protein Shake product lineup. The new flavor launched on Soylent.com and Amazon.com in July and rolled out to Walmart and Meijer in August 2023. The Company expects to expand its retail availability throughout the fall.

●	In October 2023, Soylent partnered with the comedy podcast “Smartless”, featuring Jason Bateman, Sean Hayes & Will Arnett.

Whipshots®

●	Since the Whipshots introduction to retail stores in February 2022, the product has sold, on average, over a quarter of a million cans monthly and surpassed four million cans sold in under two years of retail availability, a testament to its growing and sustained popularity among consumers nationwide. Whipshots continued to grow distribution and velocity throughout 2023 and the product is now available online and across the nation in 36 states, plus the District of Columbia, at retailers including: Albertsons, Safeway, Total Wine, BevMo, Frys, Jewel Osco, Meijer, Ralphs, Spartan Nash, Spec’s, Vons, and select Kroger and Walmart locations. In October 2023, Whipshots experienced its highest distribution month in its history

●	Initially three flavors of Whipshots were introduced to the market – Vanilla, Mocha and Caramel. In November 2022, May 2023 and August 2023, the Company introduced new Limited Time seasonal flavors – Peppermint, Lime and Pumpkin Spice. Each new flavor release drove significant volume for both the Limited Time seasonal flavor as well as Whipshots three core flavors. The Company plans to continue to expand Whipshots Limited Time flavors with its R&D capabilities and is also looking to expand its core flavors.

●	In June 2023, Whipshots announced a partnership with AMC, the nation’s largest move theatre chain, that includes distribution of its Whipshots at bars within AMC and brand awareness marketing support on the big screen during previews.

●	In November 2023, Whipshots announced a holiday marketing campaign with Patti’s Good Life, Patti Labelle’s food and lifestyle brand. Grammy-winning® artists Cardi B and Patti Labelle combined their legendary desserts and boozy whipped cream in a multi-video social campaign for the holiday season that garnered over 1 billion earned media impressions in the first 4 days after the campaign launched. The Company projects over 1.5 billion of earned media impressions by the completion of the campaign.

Winona Pure® Popcorn Spray

●	In the third quarter of 2023, the Company expanded Winona Pure nationally at Walmart going from 2,500 doors to 4,200 doors. Winona is scanning in approximately 99% of authorized doors in Walmart, meaning the product sells at the same velocity in every region.

●	In September 2023, the Company launched Winona Pure’s distribution with Meijer into their 200+ store locations.

●	The Company has yet to spend marketing dollars on Winona Pure and has increased its distribution due to the product’s continued success and repeat purchase with consumers on shelf.

●	For the second year in a row, Winona Pure is on track to more than double its revenue as compared to the prior year.

Third Fiscal Quarter Ended September 30, 2023

Reported net revenue for the third quarter of 2023 was $17.7 million, compared to $1.7 million in the third quarter of 2022. The increase in reported net revenue was primarily driven by sales from the Company’s recent three strategic acquisitions: Soylent, acquired in February of 2023; Skylar, acquired in December of 2022; and AOS, acquired in September of 2022. The year-over-year increase was also driven by growth in royalty revenues from the Whipshots business. Whipshots royalty revenue increased by 62% or $0.9 million versus the prior year third quarter.

Gross profit improved to $8.3 million for the third quarter of 2023, compared to $1.3 million in the third quarter of 2022 due to the Company’s acquisition activity in that time frame.

Marketing, General and Administrative expenses were $5.5 million, or 31% of reported net revenue in the third of 2023, compared to $364,331, or 22% of reported net revenue in the third quarter of 2022. Compensation expense was $1.8 million in the third quarter of 2023, compared to $176,148 in the third quarter of 2022. Professional fees were $1.4 million in the third quarter of 2023, compared to $884,558 in the third quarter of 2022. The increases were primarily driven by the addition of the acquired businesses AOS, Skylar and Soylent.

Reported net income for the third quarter of 2023 was $2.3 million, as compared to a net loss of $150,542 in the third quarter of 2022. The change from net loss to net income was primarily due to a gain on the change in fair value of the stock payable for shares due to Soylent Stockholders, which was partially offset by increases in expenses from the acquired businesses AOS, Skylar and Soylent.

Adjusted EBITDA was approximately $1.4 million for the third quarter of 2023, compared to a loss of approximately $0.6 million for the third quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how this is calculated and a reconciliation thereof to the most directly comparable GAAP measure.

Nine Months Ended September 30, 2023

Reported net revenue for the first nine months of 2023 was $46.3 million, compared to $3.8 million in the same period of 2022. The increase in reported net revenue was primarily driven by sales from the company’s recent three strategic acquisitions: Soylent, acquired in February of 2023; Skylar, acquired in December of 2022; and AOS, acquired in September of 2022. The year-over-year increase was also driven by growth in royalty revenues from the Whipshots business. Whipshots royalty revenue increased by 125% or $4.5 million versus the prior year period.

Gross profit improved to $21.6 million for the first nine months of 2023, as compared to $3.5 million in the same period of 2022 due to the Company’s acquisition activity during that time frame.

Marketing, General and Administrative expenses for the first nine months of 2023 increased to $14.2 million, or 31% of reported net revenue, compared to $1.8 million, or 47% of reported net revenue in the same period of 2022. Compensation expense was $5.3 million in the third quarter of 2023, compared to $395,974 in the third quarter of 2022. Professional fees were $4.2 million for the first nine months of 2023, compared to $1.1 million in the same period of 2022. The increases were primarily driven by the addition of the acquired businesses AOS, Skylar and Soylent.

Reported net loss for the first nine months of 2023 was $5.4 million, as compared to net income of $32,819 in the same period of 2022.

Adjusted EBITDA was approximately $4.9 million for the first nine months of 2023, compared to a loss of approximately $0.9 million for the same period of 2022. The year-over-year increase was primarily due to improving profitability of Skylar and AOS, as well as gross profit growth due to volume gains on Whipshots and Winona Pure. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Balance Sheet

As of September 30, 2023, the Company had approximately $1.5 million of cash, and approximately $19.0 million of inventory on its balance sheet compared to $1.5 million of cash, and approximately $3.0 million of inventory on its balance sheet as of December 31, 2022.

Segment Review

Starco Brands: Segment gross revenues of $11.3 million for the first nine months of 2023, compared to $3.8 million for the same period of 2022. Segment gross profit of $8.8 million for the first nine months of 2023, compared to $3.5 million for the same period of 2022. Starco Brands’ segment includes AOS, Whipshots® Holdings and Whipshots® LLC. The Company does not include results for AOS within the Starco Brands segment prior to the date of acquisition, September 12, 2023, as AOS was not yet a subsidiary of the Company.

Skylar: Segment gross revenues of $7.4 million and gross profit of $5.6 million for the first nine months of 2023. The Company does not report results for Skylar for the nine months of 2022 as Skylar was not yet a subsidiary of the Company. The Company completed the acquisition of Skylar on December 29, 2022.

Soylent: Segment gross revenues of $27.6 million and gross profit of $7.2 million for the first nine months of 2023. The Company does not report results for Soylent for the nine months of 2022 as Soylent was not yet a subsidiary of the Company. The Company completed the acquisition of Soylent on February 15, 2023.

2023 Outlook

The Company continues to project between $66 million to $77 million in reported net revenue for fiscal year 2023, representing 746% to 887% growth compared to fiscal year 2022.

The Company continues to project between $7 million to $9 million (~10% to 12% of reported net revenue) in Adjusted EBITDA for fiscal year 2023, representing 159% to 233% growth compared to fiscal year 2022. The improvement year-over-year is driven by improved cost management and added margins from pricing and product mix optimization.

Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, new product launches and product growth, total revenue, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. All forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time. Therefore, readers are cautioned that actual results could differ materially from those expressed in forward-looking statements. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. This cautionary statement entirely qualifies all forward-looking statements in this document.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company make as a result of a variety of risks and uncertainties, including risks related to the Company’s estimates regarding the potential market opportunity for the Company’s current and future products and services, the impact of the COVID-19 pandemic, the competitive nature of the industries in which we conduct our business, general business and economic conditions, our ability to acquire suitable businesses, our ability to successfully launch new products and seize market share, the Company’s expectations regarding the Company’s sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2022 and our subsequent interim reports on Form 10-Q and 8-K. Copies of our SEC filings are available on our website at www.starcobrands.com. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date after the date hereof.

About Starco Brands

Starco Brands (OTCQB: STCB) invents and acquires consumer products with behavior-changing technologies that spark excitement in the everyday. Today, its disruptive brands include Whipshots®, the world’s only vodka-infused whipped cream co-founded by global artist Cardi B; Art of Sport, the body care brand designed for athletes and co-founded by Kobe Bryant; Winona®, the first indulgent theater-popcorn spray powered by air; Skylar, the only fragrance that is both hypoallergenic and safe for sensitive skin; and Soylent, the complete non-dairy nutrition brand. A modern-day invention factory to its core, Starco Brands identifies whitespaces across consumer product categories. It draws upon a portfolio of innovative formulas spanning eight product categories with limitless innovation potential. Starco Brands publicly trades on the OTCQB stock exchange so that retail investors can invest in STCB alongside accredited individuals and institutions. Visit starcobrands.com for more information.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com

Reconciliation of GAAP Net Income to Non-GAAP EBITDA:

	For the three months ended	For the nine months ended
	September 30, 2023	September 30, 2023
Net income	2,327	(5,413)

Depreciation & Amortization	580	1,740
Interest	271	635
Taxes	99	99
Stock Based Compensation	-	963
One time Bad debt write off	29	708
One time Trade expenses	259	766
One time inventory disposals	279	296
non recurring expenses	332	649
One time Accounting, Legal & Filing Fees	209	1,320
Fair Value Share Adjustment	(3,144)	2,751
All Other one time expenses	135	435

Adjusted EBITDA	1,375	4,948